As filed with the Securities and Exchange Commission on June 22, 2011.
333-155597

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CENTRA FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

West Virginia (State or jurisdiction of incorporation or organization)	55-0770610 (I.R.S. Employer Identification Number)
990 Elmer Prince Drive, P.O. Box 656
Morgantown, West Virginia 26507-0656
(304) 598-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COPIES TO:

Darren K. Williams President and Chief Executive Officer Centra Financial Holdings, Inc. 990 Elmer Prince Drive P.O. Box 656 Morgantown, West Virginia 26507-0656 (304) 598-2000 (304) 598-2035 (Fax)	Charles D. Dunbar, Esq. Elizabeth Osenton Lord, Esq. Jackson Kelly PLLC 1600 Laidley Tower P.O. Box 553 Charleston, West Virginia 25322 (304) 340-1000 (304) 340-1272
Approximate Date of Commencement of Proposed Sale of the Securities to the Public: Not Applicable.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
     Centra Financial Holdings, Inc. (the “Company”) previously registered for offer and sale 1,000,000 shares of its common stock in connection with the Centra Financial Holdings, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) pursuant to the Registration Statement on Form S-3 (File No. 333-155597) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2008, and effective on November 21, 2008.
     The Company is seeking to deregister 861,575 shares of its common stock that remain unsold pursuant to the Plan as of the date hereof. On December 15, 2010, the Company entered into an Agreement and Plan of Reorganization with United Bankshares, Inc. (“merger agreement”). Pursuant to the merger agreement, the Company will merge with and into UBC Holding Company, Inc., or UBC Holding, a subsidiary of United Bankshares, Inc., with UBC Holding surviving the merger as a subsidiary of United Bankshares, Inc. In connection with and in anticipation of the merger, the Plan has been terminated.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, Centra Financial certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morgantown, State of West Virginia, on June 22, 2011.

Centra Financial Holdings, Inc.
By:	/s/ Darren K. Williams
Darren K. Williams
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Darren K. Williams
Darren K. Williams
Chief Financial Officer (Principal Accounting and Financial Officer)

Dated: June 22, 2011
     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Douglas J. Leech, Jr	Director	June 22, 2011
Douglas J. Leech, Jr.

/s/ C. Christopher Cluss	Director	June 22, 2011
C. Christopher Cluss

/s/ James W. Dailey II	Director	June 22, 2011
James W. Dailey II

/s/ Arthur Gabriel	Director	June 22, 2011
Arthur Gabriel

/s/ Robert A. McMillan	Director	June 22, 2011
Robert A. McMillan

/s/ Michael A. Murray	Director	June 22, 2011
Michael A. Murray

/s/ Mark R. Nesselroad	Director	June 22, 2011
Mark R. Nesselroad

/s/ Parry G. Petroplus	Director	June 22, 2011
Parry G. Petroplus

/s/ Milan Puskar	Director	June 22, 2011
Milan Puskar

/s/ Paul T. Swanson	Director	June 22, 2011
Paul T. Swanson

/s/ Bernard G. Westfall	Director	June 22, 2011
Bernard G. Westfall